Exhibit 99.1

PolarityTE to Effectuate 1-for-25 Reverse Stock Split

SALT LAKE CITY, May 16, 2022 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today announced that the Company will effectuate a 1-for-25 reverse stock split of the Company’s issued and outstanding common stock, which will be effective under Delaware law at 4:15 p.m. Eastern Time on Monday, May 16, 2022. As of that time, each 25 shares of issued and outstanding common stock and equivalents will be converted into one share of common stock. A new CUSIP number has been assigned to the Company’s common stock as a result of the reverse stock split, which is 731094 207. The Company’s common stock will trade on The Nasdaq Capital Market on a reverse split basis beginning on May 17, 2022.

On May 12, 2022, the Company’s stockholders approved the reverse stock split. The Board of Directors was authorized to implement the reverse stock split and determine the ratio of the split within a range of not less than 1-for-10 or greater than 1-for-25. Thereafter, the Board of Directors determined to fix the ratio for the reverse stock split at 1-for-25. The reverse stock split is being effectuated in order to (i) fulfill the Company’s obligations under the Securities Purchase Agreement dated March 15, 2022, pertaining to the registered direct offering of preferred stock and warrants of the Company, and (ii) increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market.

The reverse split will reduce the number of shares of the Company’s common stock outstanding on May 16, 2022, from approximately 100.0 million shares to approximately 4.0 million shares. Proportional adjustments will be made to the terms and exercise prices of outstanding options and warrants and to the number of shares issuable under unvested restricted stock units. With respect to outstanding common shares, the Company will round up fractional shares otherwise resulting from the reverse stock split.

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

(385) 831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com